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EXHIBIT *(23)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of IGI, Inc. and its subsidiaries on Form S-8 (No. 2-90713), on Form S-8 and S-3 (No. 33-35047), on Form S-8 and S-3 (No. 33-43212), on Form S-3 (No. 33-47777),
on Form S-3 (No. 33-54920), on Form S-8 (No. 33-63700), on Form S-8 (No.
33-65706), on Form S-8 (No. 33-58479), on Form S-8 (No. 33-65249), on Form S-3
(No. 333-27173), on Form S-8 (No. 333-28183), on Form S-8 (No. 333-65553), on
Form S-8 (No. 333-67565), on Form S-8 (No. 333-79333) and on Form S-8 (No.
333-79341), of our report dated April 12, 2000, on our audits of the consolidated financial statements and financial statement schedule of IGI, Inc. and subsidiaries as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999, which report is included in this Annual Report on Form 10-K.




PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
April 12, 2000